EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

225 WEST WACKER DRIVE, SUITE 1800

CHICAGO, IL 60606 1229

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter

 (312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

SECOND QUARTER RESULTS

CHICAGO, July 29 — Continental Materials Corporation (AMEX; CUO) today reported net income of $1,011,000, 56 cents per diluted share for its second quarter, on sales of $34,620,000.  In the prior year’s quarter, net income was $1,715,000, 94 cents per diluted share on sales of $37,423,000.

                The majority of the decline in sales occurred in the construction materials segment due to volume and price decreases.  Reduced levels of construction activity along the Front Range in Colorado lead to reduced volumes.  Also as a consequence of the diminished construction activity, price competition intensified resulting in lower ready-mixed concrete prices, most notably in the Denver metropolitan area.   The heating and air conditioning segment reported a modest decline in sales.  A sharp decline in fan coil sales was partially offset by strong evaporative cooler sales.  The increase in evaporative cooler sales was primarily due to a change in shipping schedules of a few large wholesale accounts in 2003, which resulted in a shift of sales from the first quarter to the second quarter.  Hot, dry weather in the markets served also aided cooler sales.  Fan coil sales continue to reflect the nationwide slump in commercial construction, notably hotel construction.

For the first six months of 2003, the net loss was $385,000, 22 cents per diluted share.  In the prior year, the company reported net income of $1,108,000, 60 cents per diluted share.  Both segments reported 9% declines in sales for the first half of 2003 causing consolidated sales to slip to $58,301,000.

For the six-month period, sales in the construction materials segment declined despite the acquisition of McKinney Door and Hardware, Inc. on April 1, 2002.  The lower sales were due to the reasons noted above and inclement weather during the first quarter of 2003.  The decline in the heating and air conditioning segment was entirely due to the aforementioned depressed fan coil market.

Other income declined due to the inclusion of gains on the sale of property and equipment during the quarter ended June 29, 2002.

The construction materials segment’s 2003 operating results for both the quarter and year-to date reflect the decline in sales volume exacerbated by narrower margins.  In addition, inclement weather during the first quarter of 2003 hindered production at all of our aggregates operations and increased costs.   The heating and air conditioning segment’s operating results for both the quarter and year-to-date also declined entirely due to the aforementioned depressed fan coil market.  The improved evaporative cooler sales in the second quarter of 2003, as noted above, was largely due to timing which offset the first quarter’s shortfall in evaporative cooler sales.  The overall improved performance of the cooler product line for the six-month period, partially offset the depressed results of the fan coil line.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Sales	$34,620,000	$37,423,000	$58,301,000	$64,026,000

Operating income	$1,834,000	$2,686,000	$(302,000)	$1,850,000

Interest expense, net	(198,000)	(265,000)	(359,000)	(492,000)

Other income	22,000	247,000	68,000	347,000

Income before income taxes	$1,658,000	$2,668,000	$(593,000)	$1,705,000

Provision for income taxes	647,000	953,000	(208,000)	597,000

Net income	$1,011,000	$1,715,000	$(385,000)	$1,108,000

Basic earnings (loss) per share	$.57	$.95	$(.22)	$.62
Average shares outstanding	1,765,000	1,795,000	1,773,000	1,800,000

Diluted earnings (loss) per share	$.56	$.94	$(.22)	$.60
Average shares outstanding	1,799,000	1,834,000	1,773,000	1,838,000